   NEWS RELEASE

Contacts:
Gastar Exploration Ltd.
J. Russell Porter, Chief Executive Officer
713-739-1800 / rporter@gastar.com

Investor Relations Counsel:
Lisa Elliott / Anne Pearson
DRG&L: 713-529-6600
lelliott@drg-l.com / apearson@drg-l.com

GASTAR EXPLORATION LTD. REPORTS
SECOND QUARTER 2012 RESULTS
Production increased 87% from second quarter 2011 to 34.8 MMcfe per day

HOUSTON, August 7, 2012 – Gastar Exploration Ltd. (NYSE MKT: GST) (“Gastar”) today reported financial and operating results for the three and six months ended June 30, 2012.
Excluding non-cash impairment charges and unrealized hedging gains, adjusted net loss attributable to Gastar’s common shareholders was $4.1 million, or $0.06 per diluted share for the second quarter of 2012. Including the effect of a non-cash impairment of natural gas and oil properties of $72.7 million and an unrealized hedging gain of $2.8 million, reported net loss for the second quarter of 2012 was $74.0 million, or $1.17 per diluted share. Excluding the impact of an unrealized natural gas hedging gain of $502,000 and other special items in the second quarter of 2011, adjusted net loss was $377,000, or $0.01 per diluted share for the period. Including the $502,000 gain and other special items, reported net income for second quarter of 2011 was $126,000 or $0.00 per diluted share. (See the accompanying reconciliation of net income (loss) per common share and earnings per diluted share to this non-GAAP financial measure at the end of this news release.)
Our net cash provided by operating activities before working capital changes for the second quarter of 2012 was $5.5 million or $0.09 per share compared to $2.9 million or $0.05 per share for the second quarter of 2011. Our net cash provided by operating activities before working capital changes and adjusted to exclude litigation settlement expense was $9.6 million or $0.15 per share for the first six months of 2012 versus $7.5 million or $0.12 per share for the same period last year. (See the accompanying reconciliation of cash flow before working capital changes and as adjusted for special items to GAAP financial measures at the end of this news release.)
Natural gas, oil and natural gas liquids (NGLs) revenues increased 31% to $11.1 million in the second quarter of 2012, up from $8.5 million in the second quarter of 2011. The increase was the result

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of an 87% growth in production volumes partially offset by a 30% decrease in realized commodity prices. Average daily production was 34.8 million cubic feet of natural gas equivalent (MMcfe) per day for the second quarter of 2012, compared to 18.6 MMcfe per day for the same period in 2011. Liquids revenues (oil, including condensate, and NGLs) represented approximately 40% of our total natural gas, oil and NGLs revenues for the second quarter of 2012 compared to 12% for the second quarter of 2011. Liquids daily production represented approximately 19% of total production for the second quarter of 2012 compared to 16% for the first quarter of 2012 and 4% for the second quarter of 2011. Sequentially, total average daily production in the second quarter increased 18% from first quarter 2012 production of 29.4 MMcfe per day.
Approximately 87% of our second quarter natural gas production was hedged. The realized effect of our natural gas hedging was an increase of $2.3 million in revenues and an increase in total price received from $1.70 per Mcf to $2.61 per Mcf.
Also during the second quarter of 2012, approximately 71% of our oil production was hedged, which resulted in a realized increase of $232,000 in oil revenues and an increase in total price realized from $56.72 per barrel to $62.76 per barrel. Approximately 76% of our second quarter 2012 NGLs production was hedged. The realized effect was an increase of $442,000 in NGLs revenues and an increase in total price realized from $25.44 per barrel to $32.53 per barrel.
We continue to maintain an active hedging program covering a portion of our estimated future natural gas, oil and NGLs production.
Higher production volumes in the second quarter of 2012 were primarily driven by our horizontal drilling activity in the liquids-rich area of the Marcellus Shale in Marshall County, West Virginia, partially offset by natural declines from our producing natural gas wells in East Texas. During the last several quarters, Gastar’s operated production and sales in West Virginia have been curtailed by issues with condensate handling, dehydration limitations and high line pressures on a third-party-operated gathering system. The gathering system operator has been making considerable progress resolving these recurring issues. As previously announced on July 26, 2012, a mechanical failure and fire occurred at a central receipt point on the third-party operated gathering system, resulting in an immediate shut-down of all of our Marcellus Shale production. The gathering system operator performed necessary repairs to the system and full operations resumed on August 3, 2012. Estimated total net production lost during the eight days is approximately 181 MMcfe or the equivalent of 2.0 MMcfe per day for the third quarter of 2012.
Lease operating expense (LOE) was $1.6 million in the second quarter of 2012 compared to $1.9 million in the second quarter of 2011 and to $2.4 million in the first quarter of 2012. LOE per Mcf equivalent (Mcfe) of production decreased to $0.49 in the latest quarter from $1.10 in the second quarter of 2011 primarily due to higher volumes and lower controllable LOE and workover costs. The $0.61 per

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Mcfe decrease in the expense is comprised of lower controllable LOE costs of $0.49 per Mcfe, lower workover costs of $0.07 per Mcfe and a $0.05 per Mcfe decrease in ad valorem taxes and insurance expense.
Depreciation, depletion and amortization (DD&A) was $7.0 million in the second quarter of 2012 up from $3.0 million a year earlier. The DD&A rate for the latest quarter was $2.20 per Mcfe compared to $1.76 per Mcfe for the same period in 2011. The increase in DD&A expense was the result of a 25% increase in the DD&A rate per Mcfe and an 87% increase in production. The increase in the rate is primarily due to higher proved costs associated with East Texas wells drilled last year and a reclassification of undeveloped East Texas leasehold costs from unproved to proved properties in 2011.
Gastar recorded a non-cash impairment of natural gas and oil properties of $72.7 million in the second quarter of 2012. The impairment is primarily the result of a 24% decline in the 12-month average natural gas price used in the calculation of the full cost ceiling test at June 30, 2012 compared to the 12-month average natural gas price at December 31, 2011.
General and administrative (G&A) expense was $3.2 million in the second quarter, up from $2.6 million a year ago and includes non-cash, stock-based compensation expense of $954,000 for the second quarter of 2012 and $538,000 for the same quarter in 2011.
Reserves Update
At June 30, 2012, Gastar’s proved natural gas, oil and condensate and NGLs reserves were 167.0 Bcfe, a 40% increase over December 31, 2011 proved reserves of 119.7 Bcfe, as estimated by our third-party reserve consulting engineers in accordance with SEC regulations. Of the 167.0 Bcfe mid-year proved reserves, 73% were attributable to natural gas, 11% to oil and condensate and 16% to NGLs, compared to 77% attributable to natural gas, 9% to oil and condensate and 14% to NGLs at year-end 2011.
Using SEC pricing, the pre-tax present value discounted at 10% (“PV-10”) of the estimated proved reserves decreased to $179.4 million at June 30, 2012 from $217.1 million at year-end 2011. The Appalachian Basin represented 82% of proved reserve volumes and 89% of the PV-10 value, with East Texas comprising the remainder of proved reserves and PV-10 value at mid-year.
Proved undeveloped reserves at mid-year 2012 represented approximately 46% of total proved reserves compared to approximately 34% at year-end 2011. Proved undeveloped reserves at mid-year 2012 were all attributable to the Appalachian Basin reserves with a PV-10 value of $52.1 million.
In accordance with SEC regulations, estimates of proved reserves as of June 30 were made using the 12-month unweighted arithmetic average of the first-day-of-the-month price for each month in the period July 1, 2011 through June 30, 2012. For natural gas volumes, the average Henry Hub price utilized was $3.15 per MMbtu, and for oil volumes, the average West Texas Intermediate price

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utilized was $92.17 per barrel. The natural gas and oil prices are adjusted for energy content or quality, transportation and regional price differentials by area.
However, using a NYMEX forward strip natural gas and oil futures pricing formula of the determination date, the PV-10 of the estimated proved reserves increased to $239.5 million at June 30, 2012 from $237.7 million at December 31, 2011.
As of June 30, 2012, the Appalachian Basin reserves estimates were prepared by Wright & Company, Inc. and the East Texas reserves estimates were prepared by Netherland Sewell & Associates, Inc.
J. Russell Porter, Gastar's President and CEO, stated, “Since the beginning of the year, we have continued to make tremendous progress in developing our liquids-rich Marcellus Shale acreage and have achieved significant production and reserve growth, as reflected in our mid-year reserve analysis. During the first half of the year, we have been able to increase our production by 57%, our proved reserve volumes by 40% and the percentage of those reserves that are liquids to 27% of total proved reserves.
“The non-cash write-down we recorded in the second quarter obscures the success we have realized and the value we are creating with our development program. The NYMEX futures pricing curve is truly more reflective of our reserve value, so we do not expect this non-cash write-down to have a detrimental effect on our access to funds to execute our capital program in the Marcellus this year,” Porter said.
Operations Review and Update
Marcellus Shale
Net production from the Marcellus Shale area averaged 20.7 MMcfe per day in the second quarter of 2012, compared to 0.6 MMcfe per day for the second quarter of 2011 and 14.0 MMcfe per day in the first quarter of 2012. Liquids yields averaged approximately 24 barrels of condensate and 47 barrels of NGLs per MMcf of natural gas produced during the second quarter of 2012.
In Marshall County, West Virginia, we began the second quarter with 12 gross (5.2 net) operated Marcellus wells on production. During the quarter we brought on production eight gross (3.5 net) additional operated wells but temporarily shut-in the Wengerd 1H and 7H wells to accommodate the current drilling of five gross (2.2 net) additional horizontal wells on the Wengerd pad.
The 18 gross (7.8 net) operated wells on production at the end of the second quarter consisted of three Accettolo, four Corley, five Hendrickson, three Simms and three Hall wells that have a combined average working interest of 43.5% net to Gastar.
Also during the second quarter of 2012, we commenced fracture stimulation operations on four

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gross (1.6 net) operated Wayne wells and one gross (0.5 net) operated Burch Ridge well. Our average working interest is 50.0% in the Burch Ridge wells and 50.0% in the Wayne wells. The average well lateral length is approximately 5,500 feet for the Burch Ridge wells and 5,400 feet for the Wayne wells. We also had drilling operations underway on two gross operated Wengerd wells with an average working interest of 44.5% and average lateral length of approximately 5,000 feet. The two Wengerd wells and three additional Wengerd wells should be completed by December 2012, with all seven Wengerd wells being turned to production at that time.
Also in Marshall County, West Virginia, we commenced top-hole drilling on eight gross (4.0 net) Shields wells on a 10 horizontal well pad during the second quarter. We will resume drilling operations on the Shields wells later this year, and all 10 Shields wells are scheduled for production by August 2013. Our average working interest in the Shields wells is approximately 50.0%, and the average well lateral length is targeted to be approximately 2,800 feet.
Since the end of the second quarter, we have commenced top-hole drilling operations on four gross (2.0 net) operated Lily wells in Marshall County, West Virginia, with an average working interest of 50.0% and an average lateral length of approximately 5,200 feet. The Lily wells are scheduled to begin production by first quarter 2013.
On a non-operated basis, we have participated in seven horizontal Marcellus Shale wells in Butler County, Pennsylvania with an average working interest of 19.2%, and all seven wells are on production.
We participated in four non-operated horizontal Marcellus Shale wells in Marshall County, West Virginia, of which two were on production at year-end 2011 and the remaining two were placed on production in March and April 2012. Our average working interest in these non-operated Marshall County wells is 21.4%, and the average well lateral length is approximately 4,200 feet.
Capital expenditures net to Gastar for the second quarter in the Marcellus Shale totaled $29.2 million. For the remainder of 2012, we have budgeted $51.1 million for drilling, completion, infrastructure, lease acquisition and seismic costs, of which $46.9 million will be devoted to drilling activities.
East Texas
In East Texas, second quarter net production from the Hilltop area averaged 13.7 MMcfe per day, down from 16.6 MMcfe per day a year earlier and 14.1 MMcfe per day in the first quarter of 2012. The lower volumes reflect natural declines in field production that were not offset by additional drilling due to low natural gas prices.
Second quarter capital expenditures in East Texas were $375,000. While natural gas prices remain depressed, we intend to continue to limit our expenditures in East Texas to a minimum level of

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lease renewals and recompletions, with $1.5 million budgeted for the remainder of 2012. We will also continue to monitor activity of other operators on nearby and adjacent acreage as they work to identify and develop various oil formations that may potentially underlie our acreage in East Texas.
Mid-Continent
As of June 30, 2012, Gastar had acquired 20,300 gross (9,900 net) acres in its Mid-Continent oil-focused venture. In late July, we commenced drilling operations on the first of three horizontal non-operated wells planned for the second half of 2012. The first well is targeted to have a horizontal lateral of approximately 4,200 feet and, if successful, should be completed by September 2012. The cost to drill and complete the first well is expected to be $4.3 million gross, of which we are paying 62.5% to earn a 50% working interest. Drilling of the second well is anticipated to begin in early fourth quarter 2012, with the third well expected to commence by December 2012. We will be paying 62.5% of the first four wells' gross drill and complete costs to earn a 50% working interest. For all future wells in the initial prospect area, we will pay only our 50% working interest share of expenses.
Second quarter capital expenditures in the Mid-Continent were $3.4 million. For the remainder of 2012, we have budgeted $10.5 million for drilling, completion and lease acquisition costs.
Guidance for Third Quarter of 2012
We are providing the following guidance for the third quarter of 2012:

Production	35 - 37 MMcfe per day
Liquids percentage of production (1)	20% to 24%
Lease operating expenses	$1.9 - $2.2 million
Transportation, treating and gathering	$1.2 - $1.3 million
Cash G&A	$2.0 - $2.2 million
Stock compensation expense	$0.7 - $0.8 million

(1)	Based on equivalent of 6 thousand cubic feet (Mcf) of natural gas to one barrel of oil, condensate or NGLs.
Liquidity and Capital Budget
At June 30, 2012, we had cash and cash equivalents of $8.0 million and a net working capital deficit of approximately $25.7 million. The working capital deficit includes $25.4 million of advances from non-operating partners.
Availability under our $100.0 million Revolving Credit Facility was $53.0 million at June 30, 2012. Our borrowing base is expected to be redetermined in October 2012. Capital expenditures for the

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remainder of 2012, excluding acquisitions, are projected to be approximately $65.5 million. We expect to spend $51.1 million in the Marcellus Shale, $1.5 million in East Texas, $10.5 million on the new Mid-Continent oil-focused venture, and $2.4 million for capitalized interest and other costs.
We plan to fund this capital activity through existing cash balances, internally generated cash flow from operations, borrowings under the Revolving Credit Facility and possible future at-the-market issuances of Gastar Exploration USA, Inc. Series A Preferred Stock.
Preferred Share Issuances
Gastar Exploration USA, Inc., a wholly owned subsidiary of Gastar (“Gastar USA”), issued 2,022,762 shares of its Series A Preferred Stock in the first six months of 2012 for net proceeds of $38.4 million. Of this total issued, 405,368 shares were issued during the second quarter for net proceeds of $7.7 million. From July 1 to August 3, 2012, Gastar USA issued an additional 253,842 preferred shares for net proceeds of $4.7 million, bringing total preferred shares issued and outstanding to 3,641,147 with a total liquidation preference of approximately $91.0 million.
Conference Call
Gastar’s management team will hold a conference call Wednesday, August 8, at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) to discuss these results. To participate in the call, dial 480-629-9771 and ask for the Gastar conference call. A replay will be available and will be accessible through August 15. To access the replay, dial 303-590-3030 and enter the pass code 4552855#.
The call will also be webcast live over the Internet at www.gastar.com. To listen to the live call on the Internet, please visit Gastar’s web site at least 10 minutes early to register and download any necessary audio software. An archive will be available shortly after the call. For more information, please contact Donna Washburn at DRG&L at 713-529-6600 or e-mail dmw@drg-l.com.
About Gastar
Gastar Exploration Ltd. is an independent company engaged in the exploration, development and production of natural gas and oil in the United States. Gastar’s principal business activities include the identification, acquisition, and subsequent exploration and development of natural gas and oil properties with an emphasis on unconventional reserves, such as shale resource plays. Gastar is currently pursuing the development of liquids-rich natural gas in the Marcellus Shale in the Appalachia area of West Virginia and, to a lesser extent, central and southwestern Pennsylvania. Gastar also holds prospective acreage in the deep Bossier play in the Hilltop area of East Texas and in the Mid-Continent area of the United States. For more information, visit Gastar’s website at www.gastar.com.
Safe Harbor Statement and Disclaimer

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This news release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward looking statements give our current expectations, opinion, belief or forecasts of future events and performance. A statement identified by the use of forward looking words including “may,” “expects,” “projects,” “anticipates,” “plans,” “believes,” “estimate,” “will,” “should,” and certain of the other foregoing statements may be deemed forward-looking statements. Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release. These include risks inherent in natural gas and oil drilling and production activities, including risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; delays in receipt of drilling permits; risks with respect to natural gas and oil prices, a material decline in which could cause Gastar to delay or suspend planned drilling operations or reduce production levels; risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in natural gas and oil prices; risks relating to unexpected adverse developments in the status of properties; borrowing base redeterminations by our banks; risks relating to the absence or delay in receipt of government approvals or fourth party consents; and other risks described in Gastar’s Annual Report on Form 10-K and other filings with the U.S. Securities and Exchange Commission (“SEC”), available at the SEC’s website at www.sec.gov. Our actual sales production rates can vary considerably from tested initial production rates depending upon completion and production techniques and our primary areas of operations are subject to natural steep decline rates. By issuing forward looking statements based on current expectations, opinions, views or beliefs, Gastar has no obligation and, except as required by law, is not undertaking any obligation, to update or revise these statements or provide any other information relating to such statements.
Unless otherwise stated herein, equivalent volumes of production and reserves are based upon an energy equivalent ratio of six Mcf of natural gas to each barrel of liquids (oil, condensate and NGLs), which ratio is not reflective of relative value. NYMEX forward strip natural gas and oil pricing analyses of proved reserves is based upon monthly NYMEX futures quotations at the date of determination through June 2013 and annual NYMEX futures quotations at the date of determination thereafter. NGLs pricing is based on an average historical differential to futures oil price for the period.
Gastar’s capital budget is subject to revision and reevaluation dependent upon future developments including drilling results, availability of crews, supplies and production capacity, weather delays, significant changes in commodities prices or drilling costs.

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- Financial Tables Follow -

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GASTAR EXPLORATION LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2012	2011	2012	2011
	(in thousands, except share and per share data)
REVENUES:
Natural gas	$6,682	$7,494	$13,593	$16,571
Oil	2,408	1,020	4,291	1,971
NGLs	2,027	—	3,911	—
Total natural gas, oil and NGLs revenues	11,117	8,514	21,795	18,542
Unrealized hedge gain (loss)	2,804	502	1,280	(1,397)
Total revenues	13,921	9,016	23,075	17,145
EXPENSES:
Production taxes	481	118	934	227
Lease operating expenses	1,558	1,875	3,974	3,582
Transportation, treating and gathering	1,231	1,123	2,410	2,226
Depreciation, depletion and amortization	6,956	2,991	12,609	7,103
Impairment of natural gas and oil properties	72,733	—	72,733	—
Accretion of asset retirement obligation	89	129	183	254
General and administrative expense	3,151	2,596	6,312	5,476
Litigation settlement expense	—	—	1,250	—
Total expenses	86,199	8,832	100,405	18,868
INCOME (LOSS) FROM OPERATIONS	(72,278)	184	(77,330)	(1,723)
OTHER INCOME (EXPENSE):
Interest expense	(29)	(31)	(56)	(63)
Investment income and other	2	3	4	5
Foreign transaction gain (loss)	(3)	1	—	3
INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES	(72,308)	157	(77,382)	(1,778)
Provision for income taxes	—	—	—	—
NET INCOME (LOSS)	(72,308)	157	(77,382)	(1,778)
Dividend on preferred stock attributable to non-controlling interest	1,727	31	2,963	31
NET INCOME (LOSS) ATTRIBUTABLE TO GASTAR EXPLORATION LTD.	$(74,035)	$126	$(80,345)	$(1,809)
NET INCOME (LOSS) PER COMMON SHARE ATTRIBUTABLE TO GASTAR EXPLORATION LTD. COMMON SHAREHOLDERS:
Basic	$(1.17)	$0.00	$(1.27)	$(0.03)
Diluted	$(1.17)	$0.00	$(1.27)	$(0.03)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	63,541,739	63,134,109	63,439,412	63,079,475
Diluted	63,541,739	63,723,093	63,439,412	63,079,475

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GASTAR EXPLORATION LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2012	2011
	(in thousands)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$8,039	10,647
Accounts receivable, net of allowance for doubtful accounts of $546 and $551, respectively	12,362	10,706
Commodity derivative contracts	18,610	19,385
Prepaid expenses	951	1,243
Total current assets	39,962	41,981

PROPERTY, PLANT AND EQUIPMENT:
Natural gas and oil properties, full cost method of accounting:
Unproved properties, excluded from amortization	85,807	78,302
Proved properties	576,110	514,357
Total natural gas and oil properties	661,917	592,659
Furniture and equipment	1,854	1,629
Total property, plant and equipment	663,771	594,288
Accumulated depreciation, depletion and amortization	(393,890)	(308,548)
Total property, plant and equipment, net	269,881	285,740

OTHER ASSETS:
Restricted cash	50	50
Commodity derivative contracts	5,515	4,130
Deferred charges, net	768	535
Advances to operators and other assets	825	2,067
Total other assets	7,158	6,782
TOTAL ASSETS	$317,001	334,503

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$15,009	$17,693
Revenue payable	6,795	4,137
Accrued interest	142	144
Accrued drilling and operating costs	8,208	4,647
Advances from non-operators	25,370	19,523
Commodity derivative contracts	5,616	6,479
Commodity derivative premium payable	2,590	4,725
Accrued litigation settlement liability	—	800
Other accrued liabilities	1,901	1,723
Total current liabilities	65,631	59,871

LONG-TERM LIABILITIES:
Long-term debt	47,000	30,000
Commodity derivative contracts	3,049	1,163
Asset retirement obligation	6,454	8,275
Total long-term liabilities	56,503	39,438
Commitments and contingencies
SHAREHOLDERS' EQUITY:
Common stock, no par value; unlimited shares authorized; 65,721,018 and 64,706,750 shares issued and outstanding at June 30, 2012 and December 31, 2011, respectively	316,346	316,346
Additional paid-in capital	26,945	25,376
Accumulated deficit	(214,264)	(133,919)
Total shareholders' equity	129,027	207,803
Non-controlling interest:
Preferred stock of subsidiary, aggregate liquidation preference $84,683 and $34,114 at June 30, 2012 and December 31, 2011, respectively	65,840	27,391
Total equity	194,867	235,194
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$317,001	$334,503

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GASTAR EXPLORATION LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Six Months Ended June 30,
	2012	2011
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(77,382)	$(1,778)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	12,609	7,103
Impairment of natural gas and oil properties	72,733	—
Stock-based compensation	1,846	1,243
Unrealized hedge (gain) loss	(1,280)	1,397
Realized gain on derivative contracts	(440)	(871)
Amortization of deferred financing costs	98	128
Accretion of asset retirement obligation	183	254
Changes in operating assets and liabilities:
Accounts receivable	(2,996)	(625)
Commodity derivative contracts	—	(54)
Prepaid expenses	222	388
Accounts payable and accrued liabilities	(932)	555
Net cash provided by operating activities	4,661	7,740
CASH FLOWS FROM INVESTING ACTIVITIES:
Development and purchase of natural gas and oil properties	(62,856)	(39,074)
Advances to operators	(1,911)	(3,155)
Proceeds from non-operators	5,847	11,001
Purchase of furniture and equipment	(225)	(274)
Net cash used in investing activities	(59,145)	(31,502)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolving credit facility	43,000	20,000
Repayment of revolving credit facility	(26,000)	(12,000)
Proceeds from issuance of preferred stock, net of issuance costs	38,449	14,000
Dividend on preferred stock attributable to non-controlling interest	(2,963)	(31)
Deferred financing charges	(332)	(13)
Other	(278)	(138)
Net cash provided by financing activities	51,876	21,818
NET DECREASE IN CASH AND CASH EQUIVALENTS	(2,608)	(1,944)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	10,647	7,439
CASH AND CASH EQUIVALENTS, END OF PERIOD	$8,039	$5,495

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GASTAR EXPLORATION LTD. AND SUBSIDIARIES
PRODUCTION AND PRICES

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2012	2011	2012	2011
Production:
Natural gas (MMcf)	2,564	1,634	4,801	3,600
Oil (MBbl)	38	11	65	21
NGLs (MBbl)	62	—	110	—
Total production (MMcfe)	3,169	1,697	5,847	3,728

Total (Mmcfe/d)	34.8	18.6	32.1	20.6

Average sales price per unit:
Natural gas per Mcf, including impact of realized hedging activities	$2.61	$4.59	$2.83	$4.60
Natural gas per Mcf, excluding impact of realized hedging activities	$1.70	$3.52	$1.82	$3.43
Oil per Bbl, including impact of realized hedging activities	$62.76	$96.66	$66.42	$92.30
Oil per Bbl, excluding impact of realized hedging activities	$56.72	$96.66	$64.03	$92.30
NGLs per Bbl, including impact of realized hedging activities	$32.53	$—	$35.66	$—
NGLs per Bbl, excluding impact of realized hedging activities	$25.44	$—	$31.64	$—

Average sales price per Mcfe, excluding impact of realized hedging activities	$2.56	$3.99	$2.80	$3.84
Average sales price per Mcfe, including impact of realized hedging activities	$3.51	$5.02	$3.73	$4.97

NON-GAAP FINANCIAL INFORMATION AND RECONCILIATION

We use both GAAP and certain non-GAAP financial measures to assess performance. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. Our management believes that these non-GAAP measures provide useful supplemental information to investors in order that they may evaluate our financial performance using the same measures as management. These non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. In evaluating these measures, investors should consider that the methodology applied in calculating such measures may differ among companies and analysts. A reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.

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Reconciliation of Net Income (Loss) to Net Income (Loss) Excluding Special Items:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2012	2011	2012	2011
	(in thousands, except share and per share data)

NET INCOME (LOSS) ATTRIBUTABLE TO GASTAR EXPLORATION LTD. AS REPORTED	$(74,035)	$126	$(80,345)	$(1,809)
SPECIAL ITEMS:
Unrealized hedge (gain) loss	(2,804)	(502)	(1,280)	1,397
Impairment of natural gas and oil properties	72,733	—	72,733	—
Litigation settlement expense	—	—	1,250	—
Foreign transaction (gain) loss	3	(1)	—	(3)

ADJUSTED NET LOSS ATTRIBUTABLE TO GASTAR EXPLORATION LTD.	$(4,103)	$(377)	$(7,642)	$(415)

ADJUSTED NET LOSS PER SHARE ATTRIBUTABLE TO GASTAR EXPLORATION LTD. COMMON SHAREHOLDERS:
Basic	$(0.06)	$(0.01)	$(0.12)	$(0.01)
Diluted	$(0.06)	$(0.01)	$(0.12)	$(0.01)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	63,541,739	63,134,109	63,439,412	63,079,475
Diluted	63,541,739	63,723,093	63,439,412	63,079,475

Reconciliation of Cash Flows from Operations Before Working Capital Changes and Special Items:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2012	2011	2012	2011
	(in thousands, except share and per share data)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(72,308)	$157	$(77,382)	$(1,778)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	6,956	2,991	12,609	7,103
Impairment of natural gas and oil properties	72,733	—	72,733	—
Stock-based compensation	954	538	1,846	1,243
Unrealized hedge (gain) loss	(2,804)	(502)	(1,280)	1,397
Realized gain on derivative contracts	(220)	(429)	(440)	(871)
Amortization of deferred financing costs and debt discount	56	64	98	128
Accretion of asset retirement obligation	89	129	183	254
Cash flows from operations before working capital changes	5,456	2,948	8,367	7,476
Litigation settlement expense	—	—	1,250	—
Foreign transaction gain	3	(1)	—	(3)
Adjusted cash flows from operations for special items	$5,459	$2,947	$9,617	$7,473

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